LOGO

INTERNAL COMMUNICATION FOR BETTER COOPERATION


Date:  February 13, 2004
To:    All ESOP Participants
From:  John Simmons
       Treasurer
Re:    Proxy Questions


On behalf of the Board of Directors, I have attached some additional information regarding this years Proxy Statement and a sample proxy card indicating how to vote if you wish to support the Board's recommendations. We hope this information answers most of your questions.

A hard copy is being mailed, but we wanted you to have this electronic version.








































                 LOGO

INTERNAL COMMUNICATION FOR BETTER COOPERATION

Date: February 12, 2004
To:   All ESOP Shareholders
From: John Simmons
      Treasurer
Re:   Annual Meeting of Shareholders


As shareholders of Farmer Bros. Co. you should have received your Proxy
Statement and Proxy Card by now.    Proposal 3 (to reincorporate in Delaware)
has generated a number of questions. Following are some of the questions we have heard, along with short answers.


Is the Company being sold or positioned to be sold?

No.  That is not our plan or intention.

Much of the criticism that's been leveled against Proposal 3 has nothing to do with our plan to reincorporate the company in Delaware. Rather, most of the criticism has been leveled at certain parts of the new corporate charter and bylaws that may make it more difficult for outsiders to force a sale without careful review. Additionally, the recent purchase of Company shares by the ESOP will give employees a greater voice in any decision to approve such a transaction.


Is any part of our business moving to Delaware?

No. We will be legally incorporated there, but no employee will relocate to Delaware and none of our operations will move anywhere as the result of the reincorporation. The vast majority of California's public companies are incorporated in Delaware.


Why reincorporate in Delaware now, after all these years?

We believe, along with many other respected companies, that Delaware's corporation law and principles of corporate governance are among the most reliable in the nation. Delaware law has been tested through a large number of court cases and has a reputation of being more predictable. By becoming a Delaware corporation we will all have a better understanding of the rules.


Why does this matter?

In a world in which lawsuits are common, we believe it is better to be protected by the laws of the land than threatened by them. California corporate law is untested in some areas, which means that certain aspects of these laws are not understood clearly until a court has ruled on them. This can add to our risk unnecessarily.

In addition, by moving to Delaware we hope to minimize the risks of creative "interpretation" of California law. We saw an example this year of how a creative reading of California law could be used to harass our board: one of our shareholders proposed to remove the indemnification of directors, retroactively. We could not agree with this - it would harm our ability to bring the best people into our company, and expose our board members to potentially large liability even in nuisance lawsuits. Our attorneys believed this proposal was based on a faulty interpretation of the law, and the Staff of the U.S. Securities and Exchange Commission did not disagree with our decision NOT to include the proposal on this year's proxy. Delaware law, in contrast, is much clearer and less open to creative interpretation.


Is indemnification a big deal?

In order to attract and retain qualified directors and officers, who are charged with the responsibility of overseeing operations and making the hard decisions about the company's future direction, companies must offer more than competitive pay - companies also must protect these "supervisors" with insurance and indemnification for their actions. Without this insurance and indemnification, the directors and officers could be personally sued for their actions - even if they acted in good faith - and these individuals would have to pay for their defense out of their own pockets, even if it was a nuisance lawsuit. We want our directors to make the best decisions for the Company without fear of being sued by shareholders who disagree.

Please note that this indemnification does not extend to criminal acts, such as those described in the newspapers about other companies. It covers normal and reasonable actions and decisions of those individuals during the time that they are overseeing the company.

We are fortunate to have a board and management that includes a number of very accomplished and successful people with a lot of business experience, a lot of integrity, and great records of building and contributing their knowledge to successful companies. These are people with a lot to give - and a lot to lose. In our view, no company can attract and retain quality people in these key positions without this indemnification.


Didn't someone claim that if the Company reincorporated in Delaware management and the board would no longer be held accountable for any of their actions?

In our opinion, anyone who makes such a claim is seriously mistaken, and those in the press who repeated such statements were either very gullible or merely biased.

The vast majority of California's largest publicly-held companies, including a number of America's best run and must successful companies, are incorporated
in Delaware.  In each of these companies  -   and in Farmer Bros. if the
shareholders agree to reincorporate in Delaware - shareholders will continue to have many rights, including the ability to hold management and the board of directors accountable. It's preposterous to claim otherwise.

In Delaware our shareholders will continue to vote on major issues. They will continue to elect directors. Shareholders still will be able to submit proposals for shareholder votes. They will still be able to attend annual meetings and speak directly to everyone who's there. Letters from concerned shareholders will continue to be read and considered. Shareholders will continue to be able to sue the company, regulatory bodies will continue to regulate the company, and, in the event that criminal or unlawful acts ever occur, these will be prosecuted, as they are with the Delaware corporations that make headlines every day.

One of the differences between California and Delaware law is that, under Delaware law, some actions by shareholders can be limited or even precluded, such as the right to call meetings between annual meetings. However, as shareholders you still hold the directors accountable for their actions, and you show that by the way you vote your shares at the annual meeting.


Why are the anti-takeover portions separated out?

An interpretation of Securities and Exchange Commission rules requires us to highlight the proposals that might make a corporate battle for control more difficult for dissident shareholders, so that the current shareholders can better understand these changes.

These measures, as a group, effectively encourage anyone seeking to gain
control of the Company to negotiate with the board of directors.    The Board
will have the ability to determine whether the interests of the Company and
all of its shareholders would be served.   The Board will always be
accountable to the shareholders for their actions.


What is a stock split?

One provision in our Delaware reincorporation proposal is to authorize or allow the Board to issue more stock. Shortly after the reincorporation takes place, we expect the Board to approve a 10 for 1 stock split: all holders will receive 10 shares of stock for each share presently owned. Think of it this way: you start with a $100 bill and you get change of 10 bills of $10 each - the value's the same, but sometimes a $10 bill is easier to trade. Similarly, this "split" isn't likely to really change the value of your holdings: 1 share of stock before the split will control the same share of earnings and the same share of the company's assets as 10 shares after the split. We believe this may make it easier to trade the stock and reduce the bid-ask spread (sometimes as high as $15) that market makers have established for our stock.

Should the proposal to reincorporate in Delaware be defeated, there is no indication at this time that the Board would consider changing the corporate charter of the California Corporation to allow a stock split. Any such change in the charter would require a separate vote by the shareholders.


What is this Investment Company Act concern all about?

The Investment Company Act of 1940 ("ICA") was designed to regulate investment companies like mutual funds and closed-end investment funds. Some people have pointed to the amount of cash and investments that the Company has made over decades. If, at some point, it is determined that we really are primarily engaged in being an investment company instead of being primarily engaged in being a coffee company, we might have to sell the coffee company and operate as an investment company - or keep the coffee company and use some of the cash and investments, for example, to make business acquisitions, to buy back more of our stock or pay a special dividend.

Management strongly disagrees with this view of our business, and recent events would seem to support our position. Perhaps, because of these events there will be fewer concerns about this issue in the future.

1. On December 4, 2003 a shareholder brought a suit against the Company and its directors. He claimed that the Company is an unregistered investment company, and that loans made to the ESOP to buy Company stock are therefore illegal (investment companies can't make such loans) and that the stock purchased should not be allowed to be voted. On December 23, 2003, the U.S. District Court ruled that this shareholder not have standing to bring this case, and that even if he did have standing, he had failed to show a likelihood of prevailing on the merits of his claim. In other words, he didn't have the right to bring the lawsuit to begin with, but if he had, the facts he presented were not sufficient to support his claim that we are an investment company. On February 4, 2004 that shareholder withdrew his lawsuit.

2. On December 24, 2003 we used over $110,000,000 of our investments to purchase company stock at a price well below market. This reduced our investments by that amount, which we think reduces the ability of a critic to contend that we are not primarily engaged in being a coffee company. By the way, this stock purchase enabled the ESOP to achieve our stated goal of acquiring 300,000 Company shares, and at a substantial cost savings to the Company.

3. Last summer we hired an investment bank, Credit Suisse First Boston, to help us in continuing to seek strategic options to improve our earnings outlook. Options under ongoing consideration include -- subject to market conditions and available opportunities -- potential acquisitions of other companies or businesses, buying back additional shares and payment of extraordinary dividends. Although there's no assurance that any of these options will be implemented, these options may help us protect our existing business - and they would further reduce the amount of cash and investments held by the company.


Does my vote really matter?

Absolutely. The ESOP controls the voting of 300,000 shares, 18.7% of the outstanding shares. The proxy voting rules require that the proposal must win by the vote of a majority of the shares outstanding. With 1,607,508 shares outstanding, a proposal can pass only if it receives an affirmative vote - a "yes" vote - of 803,755 shares. The Farmer Family intends to vote their 633,020 shares in favor of these proposals, but your vote is necessary for them to pass.

There have been approximately 25,500 shares allocated through the ESOP to more than 1,100 employees since its inception in 2000. Employees will vote these allocated shares and the bank trustee will vote the shares not yet allocated to employees in the same manner and proportion as those voted by the employees.

For example, if employees vote 90% of their shares in favor of any proposal, the independent trustee will vote 90% of the unallocated shares in favor of the proposal. As you vote your allocated shares, as ESOP beneficiaries, you are actually voting the entire 300,000 shares. You therefore have a meaningful - some would say vital - voice in the outcome of this and future proxy votes. Your vote matters so much that we want to be sure you vote, and we believe it is in the best interests of all Farmer Bros. employees to follow the board's recommendation:






The Board of Directors recommends that you

VOTE YES ON PROPOSALS 1, 2, & 3

AND

VOTE NO ON PROPOSAL 4.





The Board of Directors Recommends that you:

VOTE YES ON PROPOSALS 1, 2, &3 AND VOTE NO ON PROPOSAL 4



VOTE YES ON PROPOSALS 1, 2, &3 AND VOTE NO ON PROPOSAL 4
This solicitation is being made on behalf of the Board of Directors of Farmer Bros. Co. For additional information we urge you to read the Proxy Statement in its entirety.

 	Page 5	2/12/2004











The Board of Directors recommends that you

VOTE YES ON PROPOSALS 1, 2, & 3

AND

VOTE NO ON PROPOSAL 4.



Page 5	2/12/2004



                    COMPANY'S SAMPLE PROXY CARD

The Board of Directors Recommends a Vote FOR Proposals One, Two and Three(A)-
(F) and AGAINST Proposal Four.


Please note that if any one of Proposals Three (A)-(F) is not approved by the Shareholders, none of Proposals Three(A)-(F) will be approved.



PROPOSAL ONE:	Election of Directors (Note: If the proposal to
reincorporate the Company in the State of Delaware (Proposal Three(A)) with the additional anti-takeover measures (Proposals Three(B)-(F)) is approved, the seven directors will be elected to a classified Board of Directors, with Class I directors being elected for a one-year term, Class II directors being elected to a two-year term and Class III directors being elected to a three-year term. If the proposal to reincorporate in the State of Delaware is not approved, all seven directors will be elected for a one-year term.)


Class I                  Class II              Class III
01 Roy F. Farmer     02 Guenter W. Berger	   03 John H. Merrell
04 Lewis A. Coffman  05 Thomas A. Maloof     06 Roy E. Farmer
07 John Samore, Jr.


The Board of Directors Recommends a Vote FOR all nominees


X	Vote FOR all nominees			Vote WITHHELD for all
	(except as marked)                  nominees






(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)



PROPOSAL TWO:	Approval of appointment of Ernst & Young LLP as the Company's independent public accountants for fiscal year 2004

The Board of Directors Recommends a Vote FOR Proposal Two


              For            Against          Abstain

               X


PROPOSALS THREE(A)-(F):	    X FOR ALL

                              AGAINST ALL

                              ABSTAIN ON ALL


The Board of Directors Recommends a Vote FOR ALL Proposals Three(A)-(F)


Proposal Three(A):	Approval of the reincorporation of the Company in the
State of Delaware (Note: A failure to approve Proposal Three(B) will result in a failure to approve Proposals Three(A)-(F))

              For            Against          Abstain







Proposal Three(B):	Approval of the elimination of the right of our
shareholders to act by written consent (Note: A failure to approve Proposal Three(B) will result in a failure to approve Proposals Three(A)-(F))

              For            Against          Abstain






Proposal Three(C):	Approval of the implementation of a classified Board of
Directors (Note: A failure to approve Proposal Three(C) will result in a failure to approve Proposals Three(A)-(F))

              For            Against          Abstain






Proposal Three(D):	Approval of the elimination of the right of
shareholders holding ten percent 10%) or more of the voting shares to call a special meeting of shareholders (Note: A failure to approve Proposal Three(D) will result in a failure to approve Proposals Three(A)-(F))


              For            Against          Abstain





Proposal Three(E):	Approval of the elimination of cumulative voting for
our directors (Note: A failure to approve Proposal Three(E) will result in a failure to approve Proposals Three(A)-(F))


              For            Against          Abstain




Proposal Three(F):	Approval of the increase in authorized shares of common
stock of the Company from 3,000,000 shares to 25,000,000 shares, and authorization of 500,000 shares of preferred stock of the Company (Note: A failure to approve Proposal Three(F) will result in a failure to approve Proposals Three(A)-(F))

              For            Against          Abstain




PROPOSAL FOUR:	Shareholder proposal to amend the Company's bylaws to restore cumulative voting


The Board of Directors Recommends a Vote AGAINST Proposal Four

              For          X Against          Abstain





DISCRETIONARY AUTHORITY IS CONFERRED ON ALL MATTERS, FOR WHICH A GRANT OF SUCH AUTHORITY IS PROPER. SEE PROXY STATEMENT "VOTING REQUIREMENTS," Pg. [42].

Date:	2/13/04



Your Signature Here

Signature(s) in Box


Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


IMPORTANT NOTE:
Make sure to sign and date you proxy card.